As filed with the Securities and Exchange Commission on July 19, 1996
                                                     Registration No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                      Veterinary Centers of America, Inc.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                                     95-4097995
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)


                                 TOMAS FULLER
                      VETERINARY CENTERS OF AMERICA, INC.
                     3420 OCEAN PARK BOULEVARD, SUITE 1000
                        SANTA MONICA, CALIFORNIA 90405
                                (310) 392-9599

           (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                            ----------------------

                                  Copies to:

                        C.N. FRANKLIN REDDICK III, ESQ.
                       TROOP MEISINGER STEUBER & PASICH
                           10940 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                (310) 824-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                                  CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------

                                       AMOUNT TO BE     PROPOSED MAXIMUM OFFERING          PROPOSED MAXIMUM             AMOUNT OF
TITLE OF SHARES TO BE REGISTERED        REGISTERED         PRICE PER SHARE (1)       AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------------------

5 1/4% Convertible Subordinated        $37,100,000                100%                       $37,100,000                $12,794
       Debentures due 2006
         Common Stock                    1,080,059(2)             ---                             ---                     ---
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of Regulation C under the Securities Act of 1933.

(2) Represents the maximum number of shares of Common Stock presently issuable upon conversion of the Debentures being registered hereunder at a conversion price of $34.35 per share. If issued, such shares of Common Stock will be issued for no additional consideration and, therefore, no registration fee will be required.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      VETERINARY CENTERS OF AMERICA, INC.
                             CROSS-REFERENCE SHEET


FORM S-3 ITEM                                    SECTION IN PROSPECTUS
- -------------                                    ---------------------
1.  Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus................   Facing Page; this Cross-Reference
                                          Sheet; Outside Front Cover Page
                                          of Prospectus

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.........   Inside Front and Outside Back Cover
                                          Pages of Prospectus; Incorporation
                                          of Certain Documents by Reference;
                                          Available Information

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges...........................   Prospectus Summary; Risk Factors;
                                          Incorporation of Certain Documents
                                          by Reference

4.  Use of Proceeds...................   Use of Proceeds

5.  Determination of Offering Price...                     *

6.  Dilution..........................                     *

7.  Selling Security Holders..........   Selling Stockholders and Plan of
                                          Distribution

8.  Plan of Distribution..............   Outside Front and Outside Back Cover
                                          Pages of Prospectus; Selling
                                          Stockholders and Plan of Distribution

9.  Description of Securities to be      Description of the Capital Stock;
    Registered........................    Description of Debentures

10. Interests of Named Experts and                         *
    Counsel...........................

11. Material Changes..................                     *

12. Incorporation of Certain
    Information by Reference..........   Incorporation of Certain Documents by
                                          Reference

13. Disclosure of Commission
     Position on Indemnification for
     Securities Act Liabilities.......   Undertakings

14. Other Expenses of Issuance and                         *
    Distribution......................

15. Indemnification of Directors and
    Officers..........................   Indemnification of Directors and
                                          Officers

16. Exhibits..........................   Exhibits

17. Undertakings......................   Undertakings
    (a)  Rule 415 Offering............   Undertakings
    (b)  Filing Incorporating
         Subsequent Exchange Act
         Documents by Reference.......   Undertakings
    (j)  Qualification of Trust
         Indentures Under Trust
         Indenture Act of 1939 for
         Delayed Offerings............   Undertakings

- -------------------

*Omitted because the item is negative or inapplicable.

                 Subject to Completion, Dated July _____, 1996

PROSPECTUS

                                  $37,100,000

                      VETERINARY CENTERS OF AMERICA, INC.

                  5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES

                                DUE MAY 1, 2006

                    (INTEREST PAYABLE MAY 1 AND NOVEMBER 1)

                                      AND

                       1,080,059 SHARES OF COMMON STOCK
                                 ____________

     This Prospectus relates to the public offering by the Selling Security Holders (see "Selling Security Holders") of up to 37,100,000 aggregate principal amount of 5 1/4% Convertible Subordinated Debentures due May 1, 2006 (the "Debentures") of Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), and the shares of common stock, par value $0.001 per share, of the Company (the "Common Stock" and, together with the Debentures, the "Securities") that are issuable upon conversion of the Debentures. The Debentures are convertible into a maximum of 1,080,059 shares of Common Stock at a conversion price of $34.35 per share, subject to adjustment in certain circumstances, at any time prior to redemption or maturity. See "Description of the Debentures." The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "VCAI." The last reported sales price of the Common Stock on Nasdaq on July 17, 1996 was $19.75 per share. See "Description of Capital Stock."

     Interest on the Debentures is payable semi-annually in arrears on each of May 1 and November 1, commencing November 1, 1996, and the Debentures will mature on May 1, 2006, unless previously redeemed. See "Description of the Debentures."

     The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after May 16, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In the event of a Change of Control (as defined herein), each holder of the Debentures will have the right to cause the Company to repurchase the Debentures, in whole but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. See "Description of the Debentures-Redemption" and "-Change of Control."

     The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at December 31, 1995 was approximately $33.4 million. See "Description of the Debentures."

     The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the offering price of the Securities sold, less applicable agents' commissions and underwriters' discounts, if any. The Company will pay all expenses incident to the preparation and filing of a registration statement for the Securities under federal securities laws. The Selling Security Holders may sell the Securities from time to time on terms to be determined at the time of sale, either directly or through agents designated from time to time or dealers or underwriters designated from time to time. To the extent required, the principal amount of Debentures or the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Security Holder and each agent, dealer and underwriter, if any, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

                                _______________

     There is no public market for the Debentures prior to the offering hereby.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

                                _______________

                 The date of this Prospectus is July ___, 1996

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

     THE DEBENTURES AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION REVIEWED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FOR NEW HAMPSHIRE RESIDENTS: NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Common Stock is traded on Nasdaq and the Company's reports, proxy statements and information statements and other information filed with Nasdaq can also be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act, are incorporated by reference into this Prospectus:

     (1) Registrant's Annual Report on Form 10-K for the year ended December 31, 1995;

     (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     (3) Registrant's Reports on Form 8-K, filed on February 21, 1996, March 5, 1996, March 15, 1996 (as amended on April 12, 1996 and April 18, 1996), March 25, 1996, April 4, 1996, April 12, 1996, April 17, 1996 and July 3, 1996 (as
amended on July 17, 1996).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Tomas Fuller, Chief Financial Officer, Veterinary Centers of America, Inc. 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405. Telephone inquiries may be directed to Veterinary Centers of America, Inc., at (310) 392-9599.

- --------------------------------------------------------------------------------
                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained herein and consolidated financial statements, including the notes thereto, incorporated by reference into this Prospectus. Unless the context otherwise requires, all references herein to the "Company" and "VCA" refer to Veterinary Centers of America, Inc. and its consolidated subsidiaries. The documents incorporated in this Prospectus contain forward looking statements, which are inherently uncertain. Actual results may differ from those discussed in such forward looking statements for the reasons, among others, discussed in "Risk Factors."

                                  THE COMPANY

     Veterinary Centers of America. Inc. ("VCA" or the "Company") was founded in 1986 and is a leading companion animal health care company. The Company has established a premier position in the animal hospital and veterinary diagnostic laboratory segments and has an emerging presence in the premium pet food segment. The Company operates the largest network of free-standing, full service animal hospitals in the country. This network has grown from one animal hospital in 1986 to 80 full service animal hospitals located in 16 states at June 20, 1996. As a leader in the industry, the Company employs more veterinarians than any single private-sector employer. The Company's network includes privately owned teaching hospitals which provide clinical training for recent veterinary school graduates. In addition, the Company operates the largest network of veterinary-exclusive laboratories in the nation with three full service laboratories and eight smaller STAT (quick response) laboratories servicing over 8,000 animal hospitals located in 40 states across the United States. The Company also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

     The Company operates in three market segments which had total domestic revenues in 1994 of approximately $10.0 billion, composed of approximately $8.2 billion for veterinary care (animal hospitals and veterinary diagnostic laboratories) and $1.8 billion for premium pet food. The animal hospital industry is highly fragmented with approximately 115 million dogs and cats in the United States being cared for by an estimated 55,000 veterinarians practicing at 16,000 animal hospitals. These animal hospitals are primarily single site, sole practitioner facilities. The Company believes that its larger size and multi-site network offer advantages to the veterinary professional and consumer alike. The Company's size and breadth of operations enable it to leverage corporate overhead, centralize administrative functions, realize economies of scale in purchasing and other administrative functions, enhance medical care through specialists and state of the art equipment and technology and free the veterinary professional from administrative tasks, thereby allowing the veterinarian greater time to practice veterinary medicine.

     Animal hospitals, veterinary diagnostic laboratories and premium pet foods represented approximately 55%, 40% and 5%, respectively, of the Company's revenues for the year ended December 31, 1995. The Company's animal hospitals offer a full range of general medical and surgical services and also perform specialty services such as orthopedics for small animals, including dogs, cats, birds and other household pets. In addition to treating disease and injury, the Company's animal hospitals emphasize pet wellness and offer programs to encourage routine vaccinations, health examinations, spaying and neutering and dental care. The Company's veterinary diagnostic laboratories offer a full range of diagnostic and reference tests. Laboratory tests are used by veterinarians to diagnose, monitor and treat diseases through the detection of substances in blood, urine or tissue samples and other specimens. The Company does not conduct experiments on animals and is not engaged in animal research. Vet's Choice markets a line of life-stage and therapeutic premium pet foods under the brand names, Select Balance and Select Care, respectively.

     The Company's business strategy focuses on (i) expanding its animal hospital and veterinary diagnostic laboratory businesses through acquisitions and internal growth, (iii) achieving cost savings by consolidating operations and realizing economies of scale in purchasing and administrative support functions and the implementation of the Company's standard management programs,
(iii) taking advantage of its unique opportunity to deliver its products and services through multiple channels to its customers, who are primarily veterinarians and pet owners, and (iv) capitalizing on its leadership position within the companion animal health care industry to expand into other products and services for veterinarians and pet owners.
- --------------------------------------------------------------------------------

                                 RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this Prospectus, the following risk factors should be carefully considered before making an investment in the Company.

SUBORDINATION

     The Debentures will be expressly subordinated in right of payment to all existing and future Senior Indebtedness of the Company (but not its subsidiaries). Neither the Indenture nor the Debentures will limit the ability of the Company to incur additional Senior Indebtedness or other indebtedness by the Company or its subsidiaries. The Indenture and the Debentures will not contain any financial covenants or similar restrictions with respect to the Company or its subsidiaries and therefore, the holders of the Debentures will have no protection (other than rights upon Events of Default as described in "Description of the Debentures") from adverse changes in the Company's financial condition. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness had been paid in full. The Debentures will rank pari passu with other unsecured subordinated obligations of the Company.

     The Debentures are obligations exclusively of VCA and not of its subsidiaries. Because the operations of VCA are currently conducted through its subsidiaries, the cash flow and consequent ability to service debt of VCA, including the Debentures, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to VCA or upon loans or on the payment of funds by those subsidiaries to VCA. The subsidiaries are separate and distinct entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans, or other payments. In addition, the payment of dividends and the making of loans and advances to VCA by its subsidiaries may be subject to statutory or contractual restrictions, or contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     For the reasons set forth in the immediately preceding paragraph, the Debentures will be effectively subordinated to all indebtedness and liabilities, including current liabilities and commitments under leases of VCA's subsidiaries. Any right of VCA to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holder of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that VCA is itself recognized as a creditor of such subsidiary, in which case the claims of VCA would still be subordinated to any security interest in the assets of such subsidiary and any of the indebtedness of such subsidiary senior to that held by VCA.

     As of December 31, 1995, Senior Indebtedness of the Company and indebtedness of its subsidiaries aggregated approximately $33.4 million. The merger with Pets' Rx was consummated on July 19, 1996 and, as a result, Pets' Rx became a subsidiary of VCA and the Debentures were effectively subordinated to all indebtedness of Pets' Rx which at December 31, 1995 was approximately $10.4 million. If the merger with The Pet Practice is consummated, The Pet Practice will become a subsidiary of VCA, and the Debentures will be effectively subordinated to all indebtedness of The Pet Practice which at January 3, 1996 was approximately $20.0 million.

RECENT AND PENDING TRANSACTIONS

     VCA acquired Pets' Rx, the owner and operator of 16 animal hospitals in California and Nevada, on June 19, 1996.

     VCA has entered into a merger agreement with The Pet Practice, Inc. (the "Pet Practice Merger") and acquired Pets' Rx with the expectation that the transactions will result in beneficial synergies for the combined business. These include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated business benefits will depend in part on whether the operations of Pet Practice and Pets' Rx, or either of them, can be integrated with the operations of VCA in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of two or three of the companies will require, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant and/or unnecessary overhead and poor-performing hospitals. The success of this process will be significantly influenced by the ability of the combined business to retain key management and marketing and development personnel. There is no assurance that this integration will be accomplished smoothly or successfully or that VCA will be successful in retaining key members of management. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of operations of two or three of the companies following the mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to integrate successfully the operations of two or three of the companies could have an adverse effect on the business and results of the combined business. In addition, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on the business, results of operations and financial condition of the combined business.

     In addition, there can be no assurance that the present and potential customers of VCA, Pet Practice and Pets' Rx will continue their current utilization patterns without regard to the proposed mergers or that the proposed mergers will not have an adverse impact upon relationships with veterinarians and other animal health care professionals currently employed by VCA, Pet Practice and Pets' Rx. Any significant reduction in utilization patterns by VCA, Pet Practice and Pets' Rx's customers, or any significant adverse impact on relationships with the veterinarians and other animal health care professionals currently employed by VCA, Pet Practice or Pets' Rx, could have an adverse effect on the near-term business and results of operations of the combined business.

     Pet Practice commenced operations in October 1993, although the initial business Pet Practice acquired has, and most of the veterinary hospitals acquired since have, operated over a substantial period. Pet Practice had net losses of $4,888,000 in fiscal 1994, $3,175,000 in fiscal 1995 and $899,000 for the thirteen weeks ended April 3, 1996 and an accumulated deficit of $9,591,000 as of April 3, 1996 relating to net losses in the period from October 27, 1993 (commencement of operations) through December 29, 1993, fiscal 1994 and 1995 and the thirteen weeks ended April 3, 1996. In view of Pet Practice's significant recent growth and the impact of certain charges on Pet Practice's 1994 and 1995 results, Pet Practice's historical financial performance may not be indicative of its future performance. There can be no assurance that Pet Practice will achieve profitability or successfully implement its business strategy.

     Pets' Rx commenced operations on May 28, 1991. Pets' Rx had net losses of approximately $2,805,000 in fiscal 1994, $1,977,000 in fiscal 1995 and $358,000 for the three months ended March 31, 1996 and an accumulated deficit of $8,505,000 as of March 31, 1996. Further losses are expected to be recorded for fiscal 1995 and 1993 as a result of anticipated pooling adjustments. In view of Pets' Rx's recent growth and the impact of nonrecurring charges and certain other charges on Pets' Rx's 1994 and 1995 results, Pets' Rx's historical financial performance may not be indicative of its future performance. There can be no assurance that Pets' Rx will achieve profitability or successfully implement its business strategy.

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA has implemented a plan with respect to the integration of the Pets' Rx business into VCA's exiting operations and currently is evaluating the operations of the business of The Pet Practice for purposes of developing a plan for the integration of that business with VCA's existing operations. Although this plan is not yet complete, it is anticipated that a significant restructuring of the combined operations will be required as a result of these mergers. As a consequence of this restructuring and the consummation of the mergers, VCA anticipates incurring one-time restructuring and related charges in the second and/or third quarters of 1996. The magnitude of these charges has not been quantified at this time.

     The Pets' Rx acquisition was accounted for on a pooling of interests method of accounting. Under the pooling rules, the historical financial results of VCA have been restated to reflect the combination, together with certain adjustments. Pets' Rx incurred a loss in each of the three fiscal years ended December 31, 1995 and in the first quarter ended March 31, 1996. The historical results of VCA have been restated to reflect the historical losses of Pets' Rx. In addition, Pets' Rx is expected to continue to incur losses in the second quarter of 1996. Further, under the pooling rules, the costs incurred by VCA and Pets' Rx in consummating the merger have been expensed during the second quarter.

     The Pet Practice Merger is intended to be accounted for as a purchase. Under the purchase rules, the Pet Practice Merger is expected to result in a significant increase in the goodwill and other intangibles recorded on VCA's balance sheet. This increase in goodwill and other intangibles will be in addition to the increase resulting from the combination with Pets' Rx, which also has significant goodwill and other intangibles recorded on its balance sheet. As a result, VCA expects that its amortization expense will significantly increase over historical levels.

     The combined effect of the restructuring and other charges discussed above, the pooling treatment in the Pets' Rx acquisition and the increased amortization expense will have an adverse effect on the results of operations of VCA in each of the second and third quarters of 1996. Further, the effect of the increased amortization expense is expected to temper reported earnings of VCA in the fourth quarter and subsequent periods.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Due to the number and size of acquisitions completed since January 1, 1994, VCA and Pet Practice have experienced rapid growth. In 1994, VCA completed six acquisitions (five animal hospitals and one veterinary diagnostic laboratory) and in 1995, VCA completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory ("PAL")). As a result of these acquisitions, VCA's revenues have grown from $25.3 million in 1993 to $42.2 million in 1994 and to $92.1 million in 1995. In addition, during this period, VCA entered two new lines of business, veterinary diagnostic laboratories and premium pet food.

     In 1994, Pet Practice acquired 30 veterinary hospitals and in 1995, Pet Practice acquired 38 veterinary hospitals. As a result of these acquisitions, Pet Practice's revenues have grown from $1.2 million in the period from October 27, 1993 to December 29, 1993 to $15.1 million in fiscal 1994 and to $40.6 million in fiscal 1995.

     VCA's and Pet Practice's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on their respective management, operational, financial and accounting resources. The successful management of this growth will require VCA and Pet Practice to continue to implement and improve their respective financial and management information systems and to train, motivate and manage their respective employees. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

     In addition, the growth experienced by VCA and Pet Practice, and the corresponding increased need for timely information, have placed significant demands on VCA's and Pet Practice's existing accounting and management information systems. As a result, VCA and Pet Practice are in the process of upgrading these systems in 1996. No assurance can be given that these upgrades will be completed successfully or that the new systems can be successfully integrated or that the new systems will effectively serve the combined business' future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     VCA's, Pet Practice's and the combined business' respective growth strategies are dependent principally on their ability to acquire existing animal hospitals and (in the case of VCA and the combined business) veterinary diagnostic laboratories. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect VCA, Pet Practice and the combined business' respective operations through the assessment of fines or penalties against VCA, Pet Practice and the combined business or the possible requirement of divestiture of one or more of VCA's, Pet Practice's and the combined business' operations.

     There can be no assurance that the combined business will be able to identify and acquire acceptable acquisition candidates on terms favorable to the combined business in a timely manner in the future. Assuming the availability of capital, VCA's plans include an aggressive acquisition program involving the acquisition by the combined business of at least 15 to 25 facilities per year. During the period from January 1, 1996 to June 20, 1996, VCA acquired (i) Pets' Rx, the owner and operator of 16 animal hospitals, (ii) three veterinary diagnostic laboratories and (iii) 11 animal hospitals, one of which was consolidated into an existing facility. During this same period, Pet Practice has acquired three veterinary hospitals. Each of VCA and Pet Practice continues to evaluate acquisitions and negotiate with several potential acquisition candidates (although Pet Practice is precluded by the Merger Agreement from effecting any acquisition while the Merger is pending without the approval of
VCA). The failure to complete acquisitions and continue expansion could have a material adverse effect on VCA's, Pet Practice's and the combined business' financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

     VCA, Pet Practice and Pets' Rx have each incurred substantial indebtedness to finance the acquisition of their respective animal hospitals and (in the case of VCA) veterinary diagnostic laboratories. Giving effect to debt incurred in acquisitions subsequent to March 31, 1996 through June 20, 1996 (excluding the acquisition of Pets' Rx), VCA had at March 31, 1996, consolidated long-term obligations (including current portion) of approximately $38.8 million. Pet Practice had at April 3, 1996 consolidated long-term obligations (including current portion) of approximately $20.0 million. At March 31, 1996, Pets' Rx had consolidated long-term obligations (including current portion) of $10.4 million. In addition, on April 17, 1996, VCA issued subordinated debt in an aggregate principal amount of $84.4 million (the "Debentures"). At December 31, 1995 and March 31, 1996, VCA's ratio of long-term debt to total stockholders' equity was 36.3% and 36.4%, respectively. As of March 31, 1996, after giving effect to the Transactions and the sale of the Debentures, the ratio of long-term debt to total stockholders' equity will be 82.8%. VCA expects to incur additional indebtedness in the future to continue its acquisition strategy.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the assets of VCA, Pet Practice and Pets' Rx consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At March 31, 1996, VCA's balance sheet reflected $85.2 million of intangible assets of these types, a substantial portion of VCA's $157.0 million in total assets at such date. At April 3, 1996, Pet Practice's balance sheet reflected $53.8 million of intangible assets of these types, a significant portion of Pet Practice's $79.7 million in total assets. At March 31, 1996, Pets' Rx's balance sheet reflected $9.3 million of intangible assets of these types prior to pooling adjustments, a significant portion of Pets' Rx's $14.6 million in total assets at such date. VCA expects the aggregate amounts of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of VCA, there can be no assurance that the value of these intangible assets will be realized. In addition, the respective companies continually evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, VCA recognized a writedown of goodwill and related assets in the amount of $2.3 million in 1993 in connection with three of VCA's facilities which were not performing. There can be no assurance that the combined business will not be required to writedown assets further in future periods. In connection with an accounting change related to the pooling of interests of Pets' Rx, the combined company will recognize a pretax writedown of $2.1 million in each of 1993 and 1995.

GUARANTEED PAYMENTS

     In connection with acquisitions in which the purchase price consists, in part, of shares of common stock, par value $0.001, of VCA ("VCA Common Stock") (the "Guarantee Shares"), VCA often guarantees (the "Guarantee Right") that the value of such stock (the "Measurement Price") two to three years following the date of the acquisition (the "Guarantee Period") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, VCA typically is obligated either to (i) pay to the seller in cash, notes payable or additional shares of VCA Common Stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are registered for resale under the Act, which registration VCA covenants to effect generally within six months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the VCA Common Stock trades at 110% to 120% of the Issue Price for five to 15 consecutive days, depending on the terms of the specific acquisition at issue. There are 285,444 Guarantee Shares outstanding at March 31, 1996 with Issue Prices ranging from $11.70 to $17.49 that have not been registered for resale. If the value of the VCA Common Stock decreases and is less than an Issue Price at the end of the respective Guarantee Period for these shares, VCA may be obligated to compensate these sellers.

     In connection with the Pet Practice merger, VCA will assume the Guarantee Rights issued by Pet Practice (which generally operate similarly to the Guarantee Rights issued by VCA, except that there is no provision for a release of the Guarantee Right). Giving effect to the terms of the Merger, the number of Guarantee Shares issued by Pet Practice is not material to the capitalization of the combined business.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     A large portion of the businesses of VCA, Pet Practice and Pets' Rx is seasonal, with operating results varying substantially from quarter to quarter. Historically, VCA's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for VCA's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of VCA's and the combined business' costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

     VCA's and the combined business' success will continue to depend to a significant extent on VCA's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of VCA, Mr. Neil Tauber, Senior Vice President of VCA, and Mr. Tomas Fuller, Chief Financial Officer of VCA, each of which expires in December 1998. VCA has no other written employment agreements with its executive officers. None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA maintains "key man" life insurance on Mr. Robert Antin in the amount of $3.0 million, of which VCA is the sole beneficiary. VCA does not maintain any insurance on the lives of its other senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies. The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

JOINT VENTURES

     VCA conducts a portion of its veterinary diagnostic laboratory business through a joint venture with Vet Research, Inc. ("VRI"), and conducts its pet food business through a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. VCA has an option (the "VCA Option Agreement") in January 1997 to acquire the remaining 49 percent interest in the laboratory joint venture for $18.6 million in cash plus an additional amount based upon the earnings of the joint venture to be paid over six years. Based on current information available to it, VCA expects to exercise its purchase option in January 1997. If for any reason VCA does not exercise the option, VRI has the option to purchase from VCA its entire 51 percent interest for $3.5 million. On the earlier of a change in control of VCA or January 1, 2000, Heinz Pet Products has the option to purchase all of VCA's interest in the Vet's Choice joint venture at a purchase price equal to the fair market value of such interest. The proposed acquisition of Pet Practice will not result in a change in control for purposes of the Vet's Choice joint venture. There can be no assurance that VCA will not have to sell these joint venture interests.

COMPETITION

     The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. VCA believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. VCA's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include VCA's animal hospitals. Among veterinary diagnostic laboratories, VCA believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by VCA. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests. VCA's major competitors in the premium pet food industry are Hill's and Iams, both of which have extensive experience in the manufacture of premium pet food and possess research and development, marketing and financial resources far greater than that of Vet's Choice.

GOVERNMENT REGULATION

     The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although VCA and Pet Practice believe their respective operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that VCA's and Pet Practice's existing operational structure will not be successfully challenged in one or more states as constituting the unlicensed practice of veterinary medicine. Such a determination in a state could adversely affect the operations of VCA and the combined business through the assessment of fines or penalties against VCA or the combined business or the possible requirement of divestiture of VCA's operations in the state. In addition, there can be no assurance that state legislation or regulations will not change so as to restrict VCA's or, in the future, the combined business' existing operations or the expansion of such operations.

ANTI-TAKEOVER EFFECT

     A number of provisions of VCA's Certificate of Incorporation and bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than VCA's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Future sales by existing stockholders could adversely affect the prevailing market price of the VCA Common Stock. As of March 31, 1996, VCA had 12,873,129 shares of common stock outstanding, most of which are either freely tradeable in the public market without restriction or tradeable in accordance with Rule 144 under the Act. There are also

159,197 shares which VCA is obligated to issue in connection with certain acquisitions; 583,333 shares issuable upon conversion of outstanding preferred stock; 1,505,821 shares of VCA Common Stock issuable upon exercise of outstanding stock options; 1,607,983 shares of VCA Common Stock issuable upon exercise of outstanding warrants; and 6,635 shares issuable upon conversion of convertible notes. Shares may also be issued under price guarantees delivered in connection with acquisitions. These shares will be eligible for immediate sale upon issuance. In addition, as a result of the consummation of the Pets' Rx transaction, VCA will be obligated to issue an aggregate of approximately 801,000 shares (subject to adjustment) and if the Pet Practice transaction is consummated, VCA will be obligated to issue approximately 3,273,000 shares (assuming the VCA Common Stock has an average price at that time of $26.375). In addition, on April 17, 1996, VCA issued $84.4 million of 5.25% convertible subordinated debentures which are convertible into 2,457,060 shares of VCA Common Stock at a rate of $34.35 per share.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the VCA Common Stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving VCA, announcements by VCA or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the VCA Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities offered by the Selling Stockholders hereunder.

                         DESCRIPTION OF THE DEBENTURES

     Set forth below is a summary of certain provisions of the Debentures. The Debentures were issued pursuant to an Indenture (the "Indenture") dated as of April 17, 1996, by and between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). The following summary of the Debentures, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture, the Debentures and the Registration Rights Agreement, including the definitions therein contained. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request. Capitalized terms used herein without definition have the meaning ascribed to them in the Indenture and the Registration Rights Agreement, as appropriate. References under this heading to the "Company" are to Veterinary Centers of America, Inc. and do not include its subsidiaries unless expressly stated. Wherever particular provisions of the Indenture or the Registration Rights Agreement are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The Debentures offered hereby were issues as part of an offering of convertible subordinated debentures effected by the Company in April 1996. All references to "Debentures," in this section will refer to the entire issues of convertible subordinated debentures issued in the offering and not just to the Debentures offered hereby.

GENERAL

     The Debentures are unsecured general obligations of the Company, limited in aggregate principal amount to $84,385,000. The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, as described under "Subordination" below. At December 31, 1995, Senior Indebtedness of the Company and indebtedness of its subsidiaries aggregated $33.4 million. If both of the Mergers are consummated, each of The Pet Practice and Pets' Rx, respectively, will become subsidiaries of VCA, and the Debentures will be effectively subordinated to all indebtedness of The Pet Practice and Pets' Rx which at January 3, 1996 and December 31, 1995, respectively, was approximately $30.3 million in the aggregate. Neither the Indenture nor the Debentures will limit the amount of Senior Indebtedness or other indebtedness that the Company or its subsidiaries may incur.

     The Debentures mature on May 1, 2006. The Debentures bear interest at 5-1/4% per annum from April 17, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 1996. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest payable on November 1, 1996, will amount to $28.29 per $1,000 principal amount of the Debentures and on each May 1 and November 1 thereafter will amount to $26.25 per $1,000 principal amount of the Debentures.

SUBORDINATION

     The Debentures are obligations exclusively of the Company and not of its subsidiaries. Because the operations of VCA are currently conducted through its subsidiaries, the cash flow and consequent ability to service debt of VCA, including the Debentures, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to VCA or upon loans or on the payment of funds by those subsidiaries to VCA. The subsidiaries are separate and distinct entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans, or other payments. In addition, the payment of dividends and the making of loans and advances to VCA by its subsidiaries may be subject to statutory or contractual restrictions, or contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and rank pari passu with other unsecured subordinated indebtedness of the Company. The rights of holders of Debentures are effectively subordinated to all existing and future liabilities (including trade payables and commitments under leases) of the Company's subsidiaries. Neither the Indenture nor the Debentures will restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or Additional Amounts (as defined herein) with respect to, the Debentures, or to acquire any of the Debentures (including repurchases of Debentures at the option of the holder thereof) for cash or property (other than Junior Securities as defined herein), or on account of the redemption provisions of the Debentures, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness and all other Obligations in respect thereof are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, interest on or any other Obligation in respect of any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee, by the holders of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set off or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures, or to acquire or repurchase any of the Debentures for cash or property, or on account of the redemption provisions of the Debentures, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period the Company shall be required to pay all sums not paid to the holders of the Debentures during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Debentures. Any number of Payment Notices may be given; provided, however, that
(i) not more than one Payment Notice shall be given within any period of 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the holders of Debentures at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such holders of Debentures, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the holders of Debentures are entitled to receive any payment on account of the principal of, premium, if any, interest on, or Additional Amounts with respect to, the Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of Debentures or the Trustee on their behalf would be entitled (by set off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Debentures affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and Additional Amounts with respect to, the Debentures. The subordination provisions of the Indenture and the Debentures will not prevent the occurrence of any default or Event of Default or limit the rights of any holder of Debentures, subject to the four immediately preceding paragraphs, to pursue any other rights or remedies with respect to the Debentures.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, holders of the Debentures may receive ratably less than other creditors.

DELIVERY AND FORM OF RESTRICTED DEBENTURES

     The Manager arranged for the sale of a portion of the Debentures to certain institutions in the United States in reliance on exemptions from the registration requirements of the Securities Act. Those of such Debentures that were sold to QIBs were represented by a single global Debenture (the "Rule 144A Global Security"), which was deposited on April 17, 1996 with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Rule 144A Global Security Holder"). The Debentures represented by the Rule 144A Global Security are eligible for trading on PORTAL. Debentures that were sold to institutional accredited investors (the "Accredited Investor Debentures") are in fully registered form. The Rule 144A Global Security and the Accredited Investor Debentures were delivered for the accounts of the purchasers thereof on April 17, 1996.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     So long as the Rule 144A Global Security Holder is the registered owner of any Debentures, the Rule 144A Global Security Holder will be considered the sole holder under the Indenture of any Debentures evidenced by the Rule 144A Global Security. Beneficial owners of Debentures evidenced by the Rule 144A Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Debentures.

     Payments in respect of the principal of, premium, if any, interest on, and Additional Amounts with respect to, any Debentures registered in the name of the Rule 144A Global Security Holder on the applicable record date are payable by the Trustee to or at the direction of the Rule 144A Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures, including the Rule 144A Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures. The Company believes, however, that it is currently the policy of the Depository immediately to credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Debentures are governed by standing instructions and customary practice and are the responsibility of the Depository's Participants or the Depository's Indirect Participants.

EXCHANGE AND TRANSFER

     At the option of the holder thereof and subject to the terms of the Debentures and of the Indenture, Registered Debentures are exchangeable for an equal aggregate principal amount of Registered Debentures of different authorized denominations, in each case without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. Registered Debentures are not exchangeable for Bearer Debentures. Registered Debentures shall be registered as provided in the Indenture. The registered holder of a Registered Debenture will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Registered Debenture.

     The transfer of Registered Debentures may be registered, and Registered Debentures may be presented in exchange for other Registered Debentures of different authorized denominations, at the office of the Trustee in The City of New York, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges. Registered Debentures may also be presented for purposes of transfer or such exchange at the offices of the paying agents in London (which will initially be The Chase Manhattan Bank, N.A.) or the transfer agent in Luxembourg (which will initially be Chase Manhattan Bank Luxembourg, S.A.), or such other paying agents as may be specified in notices to the holders of Debentures in accordance with "-Notices" below.

     In the event of a redemption in part, the Company is not required (i) to register the transfer of Registered Debentures for a period of 15 days immediately preceding the date on which notice is given identifying the serial numbers of the Debentures called for such redemption; or (ii) to register the transfer or exchange of any such Registered Debenture, or portion thereof, called for redemption.

     Subject to certain conditions, any person having a beneficial interest in the Rule 144A Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificated Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Debentures will be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the

Rule 144A Global Security Holder of the Rule 144A Global Security, Debentures in certificated form will be issued to each person that the Rule 144A Global Security Holder and the Depository identify as being the beneficial owner of the related Debentures.

     Neither the Company nor the Trustee will be liable for any delay by the Rule 144A Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Rule 144A Global Security Holder or the Depository for all purposes.

CONVERSION RIGHTS

     The Debentures are convertible into Common Stock, initially at the conversion price of $34.35 per share (equivalent to approximately 29.11 shares of Common Stock for each $1,000 principal amount of Debentures), at any time on and after the Exchange Date, and prior to redemption or maturity. The right to convert a Debenture called for redemption or delivered for repurchase will terminate at the close of business on the fifth day (or if such day is not a Business Day, the next succeeding Business Day) next preceding the redemption date for such Debenture. Holders of the Debentures will have the right to convert Debentures called for redemption until terminated in accordance with the preceding sentence.

     The right of conversion attaching to any Debenture may be exercised by the holder thereof by delivering the Debenture at the specified office of a conversion agent (including such office in Luxembourg, as described under "-- Payments, Paying Agents and Conversion Agents" below), accompanied by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been so delivered. As promptly as practicable on or after the conversion date, the Company will cause to be delivered at such office of the conversion agent certificates representing the number of shares of Common Stock deliverable upon conversion, together with payment in lieu of any fractional shares. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issuance or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issuance or delivery of the Common Stock in a name other than that of the holder of the Debenture. Certificates representing shares of Common Stock issuable upon conversion of the Debentures will be issued and delivered by the Company's transfer agent upon notice from the conversion agent under the Indenture only after all taxes and duties, if any, payable by such holder have been paid. Such certificates will be delivered to the address specified by such holder in its completed notice of conversion.

     In the case of any Registered Debenture that has been converted after any Interest Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such Registered Debenture who is a holder on such Interest Record Date. Any Registered Debenture so converted must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registered Debentures being surrendered for conversion, except that Registered Debentures called for redemption on May 16, 1999 shall not be accompanied by such payment.

     The conversion price is subject to adjustment in certain events, including
(a) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at less than the then-current market price (as determined in accordance with the Debentures) unless holders of Debentures are entitled to receive the same upon conversion, (c) subdivisions, combinations and reclassifications of Common Stock and (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, options, warrants, dividends and distributions referred to above, dividends and distributions paid in cash out of the retained earnings of the Company and regular quarterly dividends consistent with past practice). In addition to the foregoing adjustments, the Company is permitted to make such downward adjustments in the conversion price as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. Adjustments in the conversion price of less than $0.25 will not be required, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. Fractional shares of

Common Stock are not to be issued or delivered upon conversion, but, in lieu thereof, a cash adjustment will be paid based upon the then-current market price of Common Stock.

     Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Debentures or for any dividends or distributions on any shares of Common Stock delivered upon such conversion. Notice of any adjustment of the conversion price will be given in the manner set forth herein under "--Notices" below.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends under the Code to holders of Debentures or of Common Stock.

     If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distribution of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Debentures, the conversion price of the Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Debentures. Such a deemed dividend might be subject to a 30% or then applicable United States withholding tax unless the holder is entitled to a reduction of the tax under a tax treaty.

     In the event that the Company should merge with another company, become a party to a consolidation or sell or transfer all or substantially all of its assets to another company, each Debenture then outstanding would, without the consent of any holder of Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such merger, consolidation or transfer.

REDEMPTION

     Unless previously redeemed, converted or purchased and canceled by the Company, the Debentures will mature on May 1, 2006 and shall be redeemed at their principal amount.

Optional Redemption

     The Debentures may be redeemed, at the option of the Company, in whole or in part, at any time on and after May 16, 1999, upon notice as described below, at a redemption price equal to 103% of their principal amount if redeemed during the 12-month period commencing May 16, 1999, 102% of their principal amount if redeemed during the 12-month period commencing May 16, 2000, 101% of their principal amount if redeemed during the 12-month period commencing May 16, 2001 and 100% of their principal amount if redeemed during the 12-month period commencing May 16, 2002 and thereafter, in each case together with accrued and unpaid interest to the date fixed for redemption. In the event of a partial redemption, the Debentures to be redeemed will be selected by the Trustee not more than 75 days before the date fixed for redemption, by such method as the Trustee shall deem fair and appropriate.

     Debentures may be redeemed, in whole but not in part, upon notice as described below, at the option of the Company at any time, if the Company shall determine that as a result of any change in or amendment to the laws or any regulations or rulings of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to, or change in, an official application or interpretation of such laws, regulations or rulings, which amendment or change is announced or becomes effective on or after April 17, 1996, the Company has or will become obligated to pay Additional Amounts on the Debentures or coupons, as described below under "Payment of Additional Amounts," and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debentures then due; and provided further, that at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. In case of any such redemption, the redemption price will be 100% of the principal amount of the Debentures, together in each case with accrued and unpaid interest to the date fixed for redemption. The Company is required to deliver to the Trustee a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to redeem the Debentures have occurred and an opinion of counsel stating that the legal conditions precedent to the right of the Company to effect such redemption have occurred.

Notices of Redemption

     Notice of intention to redeem Debentures will be given as described under "--Notices" below. In the case of redemption of all Debentures, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than 60 nor less than 45 days prior to the date fixed for redemption and the second such notice to be given not more than 45 nor less than 30 days prior to the date fixed for redemption.

     Notices of redemption will specify the date fixed for redemption, the applicable redemption price, the date on which the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of Debentures to be redeemed and the aggregate principal amount of Debentures which will be outstanding after such partial redemption. In addition, in the case of a partial redemption, the first notice will specify the last date on which exchanges or transfers of Debentures may be made pursuant to the provisions of "--Exchange and Transfer" above and the second notice will specify the serial numbers of the Debentures and the portions thereof called for redemption.

     As used herein, "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. The term "United States Alien" means any person who, for United States federal income tax purposes, is
(i) a foreign corporation, (ii) a foreign partnership one or more of the members of which are, for United States federal income tax purposes, foreign corporations, non-resident alien individuals or non-resident alien fiduciaries of a foreign estate or trust, (iii) a non-resident alien individual or (iv) a non-resident alien fiduciary of a foreign estate or trust.

     In addition, the Company may at any time and from time to time repurchase the Debentures in the open market or in private transactions at prices it considers attractive. Debentures repurchased by the Company will be canceled.

CHANGE OF CONTROL

     Each holder of a Debenture has the right, at such holder's option, to cause the Company to purchase such Debenture, in whole but not in part, for a cash amount equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date, if a Change of Control (as defined herein) occurs or has occurred. Notice with respect to the occurrence of a Change of Control will be given as described under "--Notices" below and not later than 30 days after the Exchange Date or the date of the occurrence of such Change of Control. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of the occurrence of a Change of Control is given (except as otherwise required by law). To be purchased, a Debenture must be received with a duly executed written notice, substantially in the form provided on the reverse side of such Debenture, at the office of a paying agent not later than the fifth day (or if such day is not a Business Day, the next succeeding Business Day) prior to the date fixed for such purchase. All Debentures purchased by the Company will be canceled. Holders of Debentures who have tendered a notice of purchase will be entitled to revoke their election by delivering a written notice of such revocation to a paying agent on or prior to the date fixed for such purchase. In addition, holders of Debentures will retain the right to require such Debentures to be converted into Common Stock (or other securities, property or cash, payable in lieu thereof by reference to the adjustment price as provided under the adjustment provision, see "--Conversion Rights") prior to the purchase date, so long as notice to that effect, including such holder's nontransferable receipt for the Debentures from a paying agent, is delivered to a paying agent on or prior to the close of business on the fifth day (or if such day is not a Business Day, the next succeeding Business Day) next preceding the applicable Redemption Date.

     A "Change of Control" will be deemed to have occurred (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors of the Company, or (iii) when, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date, whether or not applicable; and
(ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, whether or not applicable, except that a "person" shall not be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     The Change of Control provisions described above may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control provisions will not prevent a leveraged buy out led by Company management, a recapitalization of the Company or change in a majority of the members of the Board of Directors which is approved by the then-current Board of Directors and may not afford the holders of Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect such holders, if such transaction does not constitute a Change of Control, as set forth above.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of holders thereof upon a Change of Control. The Change of Control purchase feature is not, however, as of the date of this Offering Circular, the result of management's knowledge of any specific efforts to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, or part of a plan to implement a series of anti-takeover measures.

     The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness of the Company or its subsidiaries) outstanding at such time. There are no restrictions in the Debentures or the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness or the Company or its subsidiaries), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness by the Company or any of its subsidiaries could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If such a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change of Control purchase price for all Debentures tendered by the holders thereof. A default by the Company on its obligation to pay the Change of Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

     Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a holder of Debentures of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Debentures. See "--Subordination." Failure of the Company to repurchase the Debentures when required would result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.

PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS

     The principal of, premium, if any, and interest on Registered Debentures are payable in United States dollars. Payments of such principal and premium, if any, will be made against surrender of Registered Debentures at the corporate trust office of the Trustee in The City of New York or, subject to any applicable laws and regulations, at the offices of the paying agents in London or Luxembourg (or such other paying agencies as may be specified in notices to the holders of Debentures in accordance with "--Notices" below) by United States dollar check drawn on, or wire transfer to a United States dollar account maintained by the holder with, a bank located in The City of New York. Payments of any installment of interest on Registered Debentures will be made by a United States dollar check drawn on a bank in The City of New York mailed to the holder at such holder's registered address or (if arrangements satisfactory to the Company and the Trustee are made) by wire transfer to a dollar account maintained by the holder with a bank in The City of New York. Payment of such interest on any Interest Payment Date will be made to the person in whose name such Registered Debenture is registered at the close of business on the Interest Record Date prior to the relevant Interest Payment Date. Accrued interest payable on any Registered Debenture that is redeemed will be payable against surrender of such Registered Debenture in the manner described above with respect to payments of principal on Registered Debentures, except Registered Debentures that are redeemed on a date after the close of business on the Interest Record Date immediately preceding such Interest Payment Date and on or before the Interest Payment Date, on which interest will be paid to the holder of record on the Interest Record Date.

     The Debentures may be surrendered for conversion or exchange at the corporate trust office of the Trustee in The City of New York or, at the option of the holder and subject to applicable laws and regulations, at the office of any of the conversion agents.

     The Company has initially appointed the Trustee as paying agent and conversion agent and has initially appointed Chase Manhattan Bank Luxembourg, S.A. as additional paying and transfer agent in Luxembourg. These appointments may be terminated at any time and additional or other paying and conversion agents may be appointed, provided that until the Debentures have been delivered for cancellation, or monies sufficient to pay the principal of and premium, if any, and interest on the Debentures have been made available for payment and either paid or returned to the Company as provided in the Indenture, a paying, conversion and transfer agent will be maintained (a) in The City of New York for the payment of the principal of and premium, if any, and interest on Registered Debentures only and for the surrender of Debentures for conversion and (b) in a European city that, so long as the Debentures are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, will be Luxembourg, for the payment of the principal of and premium, if any, and interest on Debentures and for the surrender of Debentures for conversion, payment, redemption, transfer or exchange. Notice of any such termination or appointment and of any change in the office through which any paying, conversion, or transfer agent will act will be given in accordance with "--Notices" below. All fees to be paid to the Trustee, Registrar, Transfer Agent, Paying Agent and Conversion Agent shall be the responsibility of the Company.

     All monies paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest on any Debenture that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debenture or any related coupon will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the holder of any Debenture or any related coupon who is a United States Alien (as defined above) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Debenture, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of a Debenture, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Debenture or in such coupon to be then due and payable; provided, however, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or stockholder of, or a person holding a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, (ii) such holder's present or former status as a personal holding company, foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity, or controlled foreign corporation for United States federal income tax purposes or a corporation which accumulates earnings to avoid United States federal income tax, or (iii) such holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

     (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Debenture or any related coupon for payment on a date more than 10 days after the date on which such payment became due and payable or on the date on which payment thereof is duly provided, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer or personal or intangible property tax or any similar tax, assessment or other governmental charge;

     (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Debenture or any related coupon if such compliance is required by statute, regulation or ruling of the United States or any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

     (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Debenture;

     (f) any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

     (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or premium, if any, or interest on any Debenture or interest on any coupon appertaining thereto if such payment can be made without such withholding by any other paying agent; nor will Additional Amounts be paid with respect to payment of the principal of, premium, if any, or interest on any such Debenture (or cash in lieu of issuance of shares of Common Stock upon conversion) to a person other than the sole beneficial owner of such payment, or that is a partnership or a fiduciary to the extent such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the Additional Amounts had such beneficial owner, member, beneficiary or settlor been the holder of such Debenture or any related coupon.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to the Debentures as any of the following events: (i) the failure by the Company to pay any installment of interest on, or Additional Amounts with respect to, the Debentures as and when the same becomes due and payable and the continuance of any such failure for a period of 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Debentures as and when the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure of the Company to perform any conversion of Debentures required under the Indenture and the continuance of any such failure for a period of 60 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Debentures or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after appropriate written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its subsidiaries, (vi) a default in the payment of principal, premium or interest when due that extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness of the Company or any of its subsidiaries with an aggregate principal amount in excess of $10 million, and
(vii) final judgments not covered by insurance aggregating in excess of $2 million, at any one time rendered against the Company or any of its significant subsidiaries and not satisfied, stayed, bonded or discharged within 60 days.

     The Debentures provide that if an Event of Default occurs and is continuing, then the Company will provide notice thereof to the Trustee within five Business Days after the Company becomes aware of such Event of Default, and the Trustee shall then notify the holders of Debentures thereof within 90 days after its receipt of notice from the Company. If an Event of Default occurs and is continuing, the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding may, by notice in writing to the Company (and to the Trustee, if given by the holders) (an "Acceleration Notice"), declare all principal and accrued interest thereon and Additional Amounts thereof, if any, to be due and payable immediately.

     Prior to the declaration of acceleration of the maturity of the Debentures, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of or interest on any Debenture not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debenture affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by written agreement all of the obligations of the Company in connection with the Debentures and the Indenture; and (ii) no default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Debentures, except as to any obligations that arise from or as a result of such transaction.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders or waive compliance by the Company with any provision of the Indenture or the Debentures; provided, that no such amendment, supplement, modification or waiver may, without the consent of each holder affected thereby: (i) change the Stated Maturity of any Debenture or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Debenture on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or reduce the redemption price, or alter the redemption or Change of Control provisions in a manner adverse to the holders, (ii) reduce the percentage in principal amount of the outstanding Debentures, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, (iii) adversely affect the right of such holder to convert Debentures or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debenture affected thereby.

     Any instrument given by or on behalf of any holder of a Debenture in connection with any consent to any such amendment, supplement, modification or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Debenture and related coupons. Any amendment, supplement, modification or waiver to the Indenture or to the terms and conditions of the Debentures will be conclusive and binding on all holders of Debentures and related coupons, whether or not they have given such consent or were present at any meeting, and on holders of Debentures and related coupons, whether or not notation of such amendment, supplement, modification or waiver is made upon the Debentures or related coupons.

RULE 144A INFORMATION REQUIREMENT

     The Company has agreed to furnish to the holders or beneficial owners of the Debentures or the underlying Common Stock and prospective purchasers of the Debentures or the underlying Common Stock designated by the holders of the Debentures or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

REPORTS

     The Company shall deliver to the Trustee and to each holder of Debentures, within 15 days after it is required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements required to be included in reports filed with the Commission including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such is required in such reports to the Commission, in each case, together with managements discussion and analysis of financial condition and results of operations.

NOTICES

     Notices to holders of the Debentures will be given by publication in a leading daily newspaper in the English language of general circulation in The City of New York and in London and, so long as the Debentures are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, in Europe. Such publication is expected to be made in The Wall Street Journal (Eastern Edition), the Financial Times and the Luxembourg Wort. In addition, notices to holders of Registered Debentures will be given by mail to the addresses of such holders as they appear in the register maintained by the Trustee on the fifteenth day prior to such mailing. Such notices will be deemed to have been given on the date of such publication or mailing or, if published in such newspapers on different dates, on the date of the first such publication.

REPLACEMENT OF DEBENTURES AND RELATED COUPONS

     Debentures (including related coupons, if any) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder thereof upon delivery to the Trustee of the Debentures and related coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Debenture or related coupon, an indemnity satisfactory to the Company and the Trustee may be required at the expense of the holder of such Debenture or related coupon before a replacement Debenture or related coupon, as the case may be, will be issued.

GOVERNING LAW

     The Debentures, the related coupons and the Indenture are governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules.

MARKETABILITY; REGISTRATION RIGHTS

     Prior to the offering hereby, there has been no public market for the Debentures, and it is likely that only a limited market will develop. The Debentures were sold pursuant to exemptions from registration under the Securities Act.

CERTAIN DEFINITIONS

     "Business Day" means, with respect to any act to be performed pursuant to the Indenture or the terms of the Debentures, each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the place where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date, (iv) evidenced by bankers acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under interest swap and hedging obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

     "Junior Securities" of any person means any Capital Stock and any Indebtedness of such person that is (i) subordinated in right of payment to the Debentures and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Debentures and (ii) subordinated in right of payment to all Senior Indebtedness at least to the same extent as the Debentures.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Senior Indebtedness.

     "Senior Indebtedness" of the Company means any principal, premium, if any, and interest or other monetary obligation, whether outstanding on the date of the Indenture or thereafter incurred or created, on (a) any indebtedness of Veterinary Centers of America, Inc. (excluding the Debentures and indebtedness ranking pari passu with or subordinate to the Debentures pursuant to the terms of the instrument creating or evidencing such indebtedness, but including guarantees given by the Company), and (b) any and all deferrals, renewals, extensions, refundings, refinancings (whether direct or indirect) of any such indebtedness. Notwithstanding the foregoing, in no event shall Senior Indebtedness include (a) indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary thereof or (b) any liability for taxes owed or owing by the Company.

     "Stated Maturity" when used with respect to any Debenture, means May 1, 2006.

                         DESCRIPTION OF CAPITAL STOCK

     The total number of shares that the Company is authorized to issue is 31,000,000, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

     The holders of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued on conversion of the Debentures offered hereby will be, validly issued, fully paid and nonassessable.

     The Company distributes periodic reports and other information, including notices of annual meetings and special meetings of the stockholders of the Company, to recordholders of Common Stock to the addresses indicated on the Company's stock records.

REDEEMABLE WARRANTS

     At December 31, 1995, there were 1,968,492 shares of Common Stock issuable upon exercise of outstanding warrants (the "Redeemable Warrants"). The Redeemable Warrants were issued in registered form pursuant to an agreement, dated October 10, 1991 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement.

     One Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of 120% of the initial offering price of the Common Stock per share, subject to adjustment (the "Purchase Price"). The Redeemable Warrants are entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Company has the right to reduce the Purchase Price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

     Unless previously redeemed, the Redeemable Warrants may be exercised at any time commencing April 10, 1992 and prior to the close of business on October 10, 1996 (the "Expiration Date"). On and after the Expiration Date, the Redeemable Warrants become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

     The Company has the right at any time after April 10, 1992 to redeem the Redeemable Warrants in whole for cancellation at a price of $0.20 each, by written notice mailed thirty days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent. Such notice may be given within ten days following any period of twenty consecutive trading days during which the high closing bid of the shares of Common Stock on the Nasdaq National Market exceeds a per share price equal to $9.00 (150% of the initial public offering price of the Common Stock), subject to adjustments for stock dividends, stock splits and the like. If the Redeemable Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

     No holder, as such, of Redeemable Warrants is entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Redeemable Warrants have been duly exercised and the Purchase Price has been paid in full.

     If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Redeemable Warrants prior to the exercise of the Redeemable Warrants and deliver a prospectus with respect to such securities to all Redeemable Warrant holders as required by
Section 10(a)(3) of the Securities Act.

PREFERRED STOCK

     The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

     On December 22, 1992, the Company completed the sale of 583,333 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Shares") for net proceeds of $2,985,000. The Series A Shares are convertible into 583,333 shares of the Company's Common Stock commencing December 22, 1997. The Series A Shares participate in any dividend payments on the Company's Common Stock on an as converted basis. The Series A Shares have a liquidation preference of $5.14 per share and are callable by the Company any time after March 22, 1998 at a price of $5.14 per share. The Series A Shares have no voting rights, other than certain protective rights in the event of an adverse change in the rights, preferences of privileges or the Series A Shares as provided by the Delaware law.

     As a result of the issuance of the Series A Shares, 416,667 shares of Preferred Stock remain authorized and unissued and may be issued in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

VRI WARRANTS

     In connection with the formation of Vet Research Laboratories, LLC ("VRI"), the Company issued warrants to purchase 363,636 shares of the Common Stock of the Company at $11.00 per share (the "VRI Warrants"). At March 31, 1996, there were 179,636 shares of Common Stock issuable upon exercise of outstanding VRI Warrants. The warrants were purchased at $0.001 per share and are exercisable until the fifth day following the last day upon which the Company is permitted to close the purchase of VRI's interest in Vet Laboratories pursuant to the VCA Option Agreement. On April 26, 1995, the Company filed a Registration Statement on Form S-3 with respect to the shares of Common Stock issuable upon exercise of the VRI Warrants. Holders of the VRI Warrants agreed to a restriction upon the sale of any shares issuable upon exercise of the VRI Warrants which will lapse with respect to 50,000 shares issuable to each of the two holders upon exercise of the VRI Warrants at the time of exercise and with respect to an additional 50,000 shares every ninety days thereafter, but which in any event will lapse entirely on April 30, 1997.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of the Board and the inability of stockholders to remove directors without cause. The Certificate of Incorporation also contains a provision that requires a 66 2/3 percent vote to amend any of the previously discussed provisions. In addition, H.J. Heinz Company has an option to purchase the Company's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement).

SECTION 203 OF THE DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware law. Section 203 of the Delaware law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or an affiliate of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203 of the Delaware law, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or became an interested stockholder with the approval of a majority of the corporation's directors. The provisions of Section 203 of the Delaware law requiring a supermajority vote of disinterested shares to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto power over such transactions.

TRANSFER AGENT

     The Company's transfer agent and registrar for the Common Stock, and warrant agent for the Redeemable Warrants, is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York, 10004.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The Debentures were issued by the Company on April 17, 1996, in a private placement pursuant to Rule 144A and Regulation D under the Securities Act. The following table sets forth, as of June 12, 1996, the name of each beneficial owner of the Debentures identified to the Company and the principal amount of the Debentures owned, and that may be sold, by each such beneficial owner as of the date hereof, based upon information furnished to the Company:


                                        Principal Amount      Principal Amount      Percentage of
                                         of Debentures       of Debentures That      Outstanding
                Name                         Owned            May Be Sold            Debentures
- -----------------------------------     ----------------     -----------------      -------------
Bank of New York                             $   580,000           $   580,000            1.56%
Bankers Trust Company                          5,465,000             5,465,000           14.73
Bear Stearns Securities                        1,200,000             1,200,000            3.23
Bankers Trust Company/NatWest
 Securities, Ltd.                                450,000               450,000            1.21
Boston Safe Deposit & Trust Co.                  245,000               245,000            0.66
The Bank of Tokyo Trust Company                  500,000               500,000            1.35
The Chase Manhattan Bank, N.A.                 5,200,000             5,200,000           14.02
Corestates Bank, N.A.                            500,000               500,000            1.35
Fleet Bank of Massachusetts, N.A.                 30,000                30,000               *
Goldman, Sachs & Co.                           2,700,000             2,700,000            7.28
Lehman Brothers, Inc.                          2,575,000             2,575,000            6.94
NatWest Securities Corporation                 1,100,000             1,100,000            2.96
Northern Trust Co.-Trust                         160,000               160,000            0.43
Paine Webber, Inc.                             3,125,000             3,125,000            8.42
PNC National Association                         450,000               450,000            1.21
Republic New York Securities Corp.               250,000               250,000            0.67
SSB-Custodian                                 11,200,000            11,200,000           30.19
Trust Company Bank                                50,000                50,000               *
Wachovia Bank North Carolina                     120,000               120,000            0.32
Wagner, Stott & Co.                              750,000               750,000            2.02

- --------------
*Less than 1%.


     Additional Selling Security Holders may be identified and other information concerning Selling Security Holders may be set forth in Prospectus Supplements from time to time.

     Other than by ownership of the Debentures or Common Stock, none of the Selling Security Holders has had any material relationship with the Company within the past three years.

     Because the Selling Security Holders may offer all or only some of the Debentures that they now hold and/or shares of Common Stock issued upon conversion thereof in the offering contemplated by this Prospectus and because there are presently no agreements, arrangements or understandings concerning the sale of any of the Debentures or shares of Common Stock issuable upon conversion thereof, no estimate can be given about the principal amount of Debentures or shares of Common Stock that will be held by the Selling Security Holders after completion of this offering. See "Plan of Distribution" herein.

                             PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Selling Security Holders may sell all or a portion of the Debentures and shares of Common Stock issuable upon conversion thereof from time to time directly to purchasers or through agents, dealers (who may act as principals for their own account) or underwriters on terms to be determined at the times of such sales. Any agent, dealer or underwriter through whom Debentures or shares of Common Stock are sold may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and/or the purchasers of the Debentures or shares of Common Stock for whom they act as agent. To the extent required, the principal amount of the Debentures or the number of shares of Common Stock to be sold, the offering price thereof, the name of each Selling Security Holder and each agent, dealer and underwriter, if any, and any applicable discounts or commissions concerning a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Security Holders from the Debentures and shares of Common Stock offered by the Selling Security Holders hereby will be the offering price of such Debentures and shares of Common Stock less applicable commissions or discounts.

     There is no assurance that the Selling Security Holders will sell any of the Debentures or shares of Common Stock offered hereby.

     In order to comply with the securities laws of certain States or other jurisdictions, if applicable, the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain States or other jurisdictions the Debentures and shares of Common Stock may not be sold unless they have been registered or qualified for sale under the securities laws of such jurisdictions or an exemption from the registration and qualification requirements of such laws is available and the conditions of such exemption are satisfied.

     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Debentures or shares of Common Stock offered hereby may not simultaneously engage in market making activities for either the Debentures or the Common Stock for a period of nine business days (in the case of the Debentures) or two business days (in the case of the Common Stock) prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the Debentures or shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Debentures or shares of Common Stock by the Selling Security Holders. The applicable provisions of the Exchange Act and the rules and regulations thereunder may effect the marketability of the Debentures and shares of Common Stock and the ability of any person to engage in market making activities for the Debentures or shares of Common Stock.

     To the Company's knowledge, no person presently intends to make a market in the Debentures.

     Pursuant to the Indenture, the Company will pay all expenses incident to the preparation and filing of the Registration Statement.

                                 LEGAL MATTERS

     The validity of the Debentures and the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                    EXPERTS

     The audited consolidated financial statements of VCA, the audited supplemental combined financial statements of VCA, the audited financial statements of Southwest Veterinary Diagnostic, Inc. and the audited financial statements of Pets' Rx, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Pet Practice incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Price Waterhouse LLP, independent accountants, as set forth in its report thereon appearing elsewhere herein. Such financial statements have been so included in reliance on such report, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Pets' Rx as of and for each of the two years in the period ended December 31, 1994 incorporated by reference in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses in connection with the offering are as follows:


                                                    Amount
                                                    ------
Registration Fee Under Securities Act of 1933...    $12,794
NASD Filing Fee.................................    $17,500
Blue Sky Fees and Expenses......................    $  *
Printing and Engraving Certificates.............    $  *
Legal Fees and Expenses.........................    $ 2,000
Accounting Fees and Expense.....................    $  *
Registrar and Transfer Agent Fees...............    $  *
Miscellaneous Expenses..........................    $  *
                                                    -------
          TOTAL.................................    $32,294
                                                    =======

- --------------
* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law provides that the Company may indemnify an officer or director who is made a party to a "proceeding" (including a law suit or derivative action) because of his position, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and may advance expenses incurred in defending any proceeding in certain cases. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. If the officer or director is adjudged liable, indemnity can be made only by court order.

     The Company has also entered into an indemnity agreement (the "Indemnity Agreement") with its directors which provides for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Indemnity Agreement also obligates the Company to advance expenses to a director provided that he or she is not entitled to partial indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at the request of the Company as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on July 17, 1996.

                                        VETERINARY CENTERS OF AMERICA, INC.
                                        (Registrant)


                                        By: /s/ Robert L. Antin
                                            ----------------------------
                                            Robert L. Antin
                                            Chairman of the Board and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

          KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Antin and Tomas W. Fuller and each of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


       Signature                  Title                       Date
       ---------                  -----                       ----
/s/ Robert L. Antin              Chairman of the Board and           July 17, 1996
- ------------------------         Chief Executive Officer
Robert L. Antin

/s/ Arthur J. Antin              Chief Operating Officer, Senior     July 17, 1996
- ------------------------         Vice President and Director
Arthur J. Antin
                                 Senior Vice President,              July __, 1996
- ------------------------         Treasurer and Director
Neil Tauber

/s/ Tomas W. Fuller              Vice President, Chief Financial     July 17, 1996
- ------------------------         Officer and Assistant Secretary
Tomas W. Fuller

/s/ Deborah W. Moore             Vice President, Chief               July 17, 1996
- ------------------------         Accounting Officer
Deborah W. Moore

/s/ John A. Heil                 Director                            July 17, 1996
- ------------------------
John A. Heil

/s/ John Chickering              Director                            July 17, 1996
- ------------------------
John Chickering

/s/ Richard Gillespie            Director                            July 17, 1996
- ------------------------
Richard A. Gillespie

                                 EXHIBIT INDEX


 No.       Item                                                           Page
 ---       ----                                                           ----
 1.1       Subscription Agreement

 4.1       Indenture(1)

 5.1       Opinion of Troop Meisinger Steuber & Pasich, LLP

 23.1      Consent of Arthur Andersen LLP

 23.2      Consent of Price Waterhouse LLP

 23.3      Consent of Price Waterhouse LLP

 23.4 Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit 5.1)

 25.1      Statement of Eligibility of Trustee

- --------------
(1) Incorporated by reference from Registrant's Registration Statement on Form S-4, File No. 333-6667